Exhibit 4.17

CERTAIN INFORMATION (INDICATED BY ASTERISKS) HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

Execution Copy

AMENDMENT TO ASSET PURCHASE AGREEMENT

This AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”), dated as of January 1, 2023, is entered into between Genomic Health, Inc., a Delaware corporation (“GHI” or “Seller”), and MDxHealth SA, a limited liability company (société anonyme) organized and existing under the laws of Belgium (“MDx” or “Buyer”). Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Purchase Agreement (as defined below).

RECITALS

A. Seller and Buyer entered into an Asset Purchase Agreement (as amended, restated, supplemented or otherwise modified prior to the date hereof in accordance with the terms therein, the “Purchase Agreement”), dated as of August 2, 2022, pursuant to which, Seller sold and assigned to Buyer, and Buyer purchased and assumed from Seller, the Purchased Assets and the Assumed Liabilities related to the Business, subject to the terms and conditions set forth therein.

B.   Pursuant to Section 6.20 of the Purchase Agreement, from and after the Closing Date, Seller was to continue performing the GPS Test pursuant to open orders and awards existing as of the Closing Date that were issued by the VA until the earlier of: (a) December 31, 2022, (b) the date on which the GPS Test was added to the Buyer’s Federal Supply Schedule and (to the extent required for Buyer to offer the GPS Test under the Federal Supply Schedule) GHI was accepted as a subcontractor for the GPS Test under MDx’s Federal Supply Schedule, or (c) a date agreed upon in a writing signed by parties.

C. Because of the [***], the Buyer and Seller desire to amend the Purchase Agreement in respect of the VA Arrangement.

D. Pursuant to Section 2.07 of the Purchase Agreement, Seller may be entitled to Earn-Out Consideration if the 2023 Business Revenue is equal to or greater than the 2023 Threshold.

E. Because of [***] prior to the commencement of the 2023 Earn-Out Period, and because revenue generated by the Buyer performing the GPS Test for the VA would otherwise contribute to the 2023 Business Revenue that determines whether the 2023 Threshold has been met and the amount, if any, of the 2023 Earn-Out Amount to which Seller may be entitled as Earn-Out Consideration, Buyer and Seller desire to amend the Purchase Agreement to reduce the 2023 Threshold in proportion to the 2023 Business Revenue that the Seller generates from performing the GPS Test for the VA.

F. Section 10.09 of the Purchase Agreement provides that the Purchase Agreement may only be amended, modified, or supplemented by an agreement in writing signed by Seller and Buyer, and Seller and Buyer desire to amend the terms of the Purchase Agreement as set forth herein by entering into this Amendment.

NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements contained in this Amendment and the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Amendment to Purchase Agreement.

(a) Definitions.

(i) The following definitions in Article I of the Purchase Agreement are hereby amended and restated in their entirety as follows:

“2023 Business Revenue” means the aggregate revenue recognized by Buyer and derived from the Business for the 2023 Earn-Out Period, calculated in accordance with the Accounting Principles; provided, however, that royalty payments received by Buyer pursuant to that VA License Agreement shall be excluded.

“2023 Threshold” means $[***]; provided, however, that the 2023 Threshold shall be reduced by the revenue recognized by GHI pursuant to the VA Arrangement between December 31, 2022 and the VA End Date.

“Ancillary Documents” means the Bills of Sale, the Assignment and Assumption Agreements, the Business Intellectual Property Assignments, the Transition Services Agreement, the Reference Laboratory Services Agreement, the VA License Agreement, the Clinical Research Study License Agreement, the Diagnostic Services Reseller License Agreement, the Trademark License Agreement, the Employee Leasing Agreement and any other agreements, instruments and documents delivered by the parties in connection with this Agreement or the transactions contemplated herein, as the same have been or may be amended, restated, modified or supplemented from time to time.

(ii) The following definitions are added to Article I of the Purchase Agreement:

“Clinical Research Study License Agreement” means the Clinical Research Study License Agreement between GHI and MDx dated as of December 13, 2022.

“Diagnostic Services Reseller License Agreement” means Diagnostic Services Reseller License Agreement between GHI and MDx dated as of December 8, 2022.

“MDx-Transitioned VA Site” means those VA Sites that have entered into a direct purchase authorization (BPAs), purchase order, or other invoicing arrangement with Buyer (itself or through its Affiliates) to order the GPS Test.

“VA End Date” means the earlier of (a) the date on which the GPS Test has been removed from GHI’s Federal Supply Schedule, (b) May 1, 2023, and (c) a date agreed upon in a writing signed by parties.

“VA Sites” means healthcare systems, medical centers, hospitals, clinics, and other healthcare facilities affiliated with the United States Department of Veterans Affairs for whom Seller performed the GPS Test.

(b) Section 2.07(a)(i) of the Purchase Agreement. Section 2.07(a)(i) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

(i) To the extent that 2023 Business Revenue is equal to or greater than the 2023 Threshold, Seller shall be entitled to consideration equal to [***] ([***]%) of the actual 2023 Business Revenue, up to a maximum earn-out amount of $30,000,000 (the amount actually earned, the “2023 Earn-Out Amount”). If the 2023 Business Revenue is less than the 2023 Threshold, the 2023 Earn-Out Amount shall be $0.

(c) Section 6.20 of the Purchase Agreement. Section 6.20 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

Section 6.20 VA Arrangement. From and after the Closing Date until the VA End Date, GHI shall continue to perform the GPS Test pursuant to open orders and awards existing as of the Closing Date that were issued by VA Sites for the performance of the GPS Test, in substantially the same manner as GHI has performed such services for such VA Sites immediately prior to the Closing Date (the “VA Arrangement”). At any time on or after March 16, 2023, GHI may, in its sole discretion, submit the necessary documentation to the VA for the removal of the GPS Test from its Federal Supply Schedule. GHI shall, within two (2) Business Days of receiving confirmation from the VA that the GPS Test has successfully been removed from GHI’s Federal Supply Schedule, notify MDx in writing of the same. Subject to the VA License Agreement, GHI shall be entitled to all revenue generated in respect of the VA Arrangement to the extent such revenue is generated from GPS Test results reported to a VA Site prior to it transitioning to an MDx-Transitioned VA Site. Buyer and Seller shall cooperate and work together in good faith to mutually determine the appropriate timing for the transition of VA Sites. Once a VA Site becomes a MDx-Transitioned VA Site, MDx will be responsible for communicating to Quadax that a VA Site has become a MDx-Transitioned VA Site and MDx is therefore responsible for billing the MDx-Transitioned VA Site and responsibility for billing cannot be changed back to GHI. In addition to any other requirements contained herein or in the VA License Agreement, MDx must (a) complete the agreed upon fields within the ‘VA Data Entry Template’ spreadsheet provided by Quadax for all GHI-related VA orders on a weekly basis, and (b) provide a copy of the completed TRF form to GHI for any GHI-related VA orders.

Notwithstanding anything that may be expressed or implied in this Agreement, each of the parties agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against GHI or its Affiliates for GHI removing the GPS Test from GHI’s (or its Affiliates’, as applicable) Federal Supply Schedule on or after March 16, 2023.

2. Effect of Amendment. This Amendment shall form a part of the Purchase Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, each reference in the Purchase Agreement to “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of like import referring to the Purchase Agreement shall mean and be a reference to the Purchase Agreement as amended by this Amendment.

3. Full Force and Effect. Except as expressly amended hereby, each term, provision, exhibit and schedule of the Purchase Agreement is hereby ratified and confirmed and remains in full force and effect. This Amendment may not be amended except by an instrument in writing signed by the parties hereto. Except as expressly set forth herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the parties to the Purchase Agreement, nor constitute a waiver of any provision of the Purchase Agreement (or an agreement to agree to any future amendment, waiver or consent).

4. Counterparts; Electronic Delivery. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

5. Additional Miscellaneous Terms. The provisions of Article X (Miscellaneous) of the Purchase Agreement shall apply mutatis mutandis to this Amendment, and to the Purchase Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

GENOMIC HEALTH, INC.

By	/s/ Brian Baranick
Name:	Brian Baranick
Title:	Authorized Signatory

MDXHEALTH SA

By	/s/ Michael K. McGarrity
Name:	Michael K. McGarrity
Title:	Chief Executive Officer and authorized signatory

[Signature Page to Amendment to Purchase Agreement]